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                      IPALCO ENTERPRISES, INC.

          Exhibit 11.1 - Computation of Per Share Earnings

                For the Quarter Ended March 31, 2000

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QUARTER ENDED MARCH 31, 2000:
                                                                    Basic               Diluted
                                                                 --------------       -------------

Weighted average number of shares
        Average common shares outstanding at March 31, 2000         85,702,319          85,702,319
        Dilutive effect for stock options at March 31, 2000                -               557,511
                                                                 --------------       -------------

        Adjusted weighted average shares at March 31, 2000          85,702,319          86,259,830
                                                                 ==============       =============


Net income to be used to compute
   diluted earnings per share                                               (Dollars in
                                                                             thousands)
       Net income                                                      $92,327             $92,327
                                                                 ==============       =============

Earnings Per Share                                                       $1.08               $1.07
                                                                 ==============       =============




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